UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FOREST LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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[Forest Laboratories Letterhead]

August 7, 2012

Dear Fellow Shareholders:

Forest Laboratories’ August 15th Annual Meeting is rapidly approaching and support for your Board is more important than ever.  Carl Icahn is again seeking to replace four of your highly qualified and experienced directors with hand-picked nominees who we believe are not as qualified to serve on Forest’s Board.  Forest’s Board and management team have delivered on the promises we made to our shareholders over the last year and continue to execute on our strategy.  Our team is the right team for Forest.  We urge you to vote the WHITE CARD in support of all ten of Forest’s highly qualified nominees, who are committed to serving your best interests and maximizing shareholder value over the long term.

Why Our Team is the Right Team for Forest

☑ Forest has developed one of the best pipelines in the biopharma industry and we continue to gain momentum in advancing our valuable late-stage portfolio.

As promised, we hit the milestones we committed to last year and our momentum continues.  We recently received FDA approval for aclidinium, which will be launched later this year under the brand name TUDORZA, and we are expecting FDA approval of linaclotide in September – powerful proof that our long-term pipeline planning is bearing fruit.  The strength of our platform is well-recognized by independent third-party analysts.1

☑ Forest is poised to deliver strong returns to shareholders.

Our stock price is strengthening as the market increasingly recognizes the value of our products.  We are on track to manage through our patent expirations and project revenues to be $6.0bn by FY2018, well in excess of historical peak sales of $4.6bn in FY2012.  The success of our efforts is reflected in the recent upturn in our stock price, which increased by 15.6% in the six months ended June 30, 2012.

1 Credit Suisse, “1Q FY13 Initial Diagnosis: Moving Along; Aclidinium & Linaclotide Catalysts Next Focus,” 7/17/2012; Bank of America Merrill Lynch, “Pipeline Stacks Up,” 6/8/12; Morningstar, “Reasons for Optimism Exist at Forest Post-Lexapro,” 6/19/2012.

☑ Our strong and independent Board embraces change and welcomes new perspectives.

We have eight independent directors on our Board, three of whom were added last year.  Our new directors have taken on active roles on Board committees.  All three new independent directors serve on the Compensation Committee as well as a Board committee that was formed to oversee succession planning.  This Committee of four independent directors has directly retained Spencer Stuart to assist with, among other things, the consideration of both our deep bench of internal candidates and external candidates. In addition, Chris Coughlin serves as the chairman of the Audit Committee and Gerald Lieberman serves as chairman of the Nominating and Governance Committee.

☑ Forest remains committed to strong corporate governance and has recently enhanced its corporate governance and compensation policies.

We have recently strengthened our policies by adopting majority voting standards for uncontested director elections.  In addition, our Compensation Committee, under the chairmanship of Dan Goldwasser, made the following changes to our compensation policies:

•         Stock ownership guidelines of 6x annual base salary for the CEO and 3x annual base salary for executive officers reporting to the CEO, and 3x annual retainer fee for non-executive directors;

•         An anti-hedging policy and no-repricing policy;

•         Minimum vesting requirements of 24 months for options, SARs, and restricted stock awards;

•         Performance metrics attached to certain executive pay packages; and

•         Clawback policies on certain compensation.

We also have committed to meet with an independent corporate governance expert on an annual basis. Recently, we consulted with Harvard Dean Robert C. Clark, a leading authority in corporate governance, to review our practices; in connection with that review we further enhanced our corporate governance framework.  The steps that we have taken to enhance our corporate governance are detailed in a white paper, which you can find in the Corporate Governance section of Forest’s website at: http://www.frx.com/pdf/Corporate_Governance_Continuing_Priority.pdf.

☑ Forest’s primary care-focused strategy has created strong operating leverage.

Primary care physicians (PCPs) play a key role in prescribing medicines, which is likely to increase under President Obama’s Affordable Care Act.  Our close relationships with PCPs have helped us build new blockbuster products and provide efficiencies for our sales force who can market multiple products to PCPs.  We employ a data-driven, targeted marketing approach to maximize the return on each invested promotional dollar.

☑ Forest is managing SG&A prudently to maximize the potential value of our late-stage pipeline.

Proposing cutbacks to SG&A at this critical time when we are in the process of launching important new products – particularly in the form of Icahn’s cookie cutter plan to cut $500 million from SG&A – is risky, ill-considered, and far more likely to destroy shareholder value than build it.

☑ Forest’s Board is well–equipped to drive the development of our valuable portfolio.

Forest's Board is composed of experienced leaders who have been carefully selected to have the right mix of expertise to lead our business.  It includes successful CEOs, COOs and CFOs; leading medical professionals; a former senior official of Fidelity Investments and AllianceBernstein and compliance experts.  Our longer-tenured directors have played an important part in developing our blockbuster drugs as well as our burgeoning pipeline, and they are complemented by the five new independent directors that we have added since 2006.  Forest’s nominees have greater experience and a proven track record of launching multiple new products in rapid succession – the key to building value for our shareholders at this critical juncture for the Company.

☑ Leading proxy advisory firm Glass Lewis has recommended that Forest shareholders vote FOR ALL TEN of the Company’s nominees on the WHITE proxy card and AGAINST all of Icahn’s nominees.

We believe Glass Lewis’ recommendation to reject all of Icahn’s nominees reflects the high caliber of our candidates, our outstanding track record and the strength of our business. In recommending AGAINST Icahn’s nominees, Glass Lewis raises several concerns, including lack of independence, potential conflicts of interest and unorthodox compensation arrangements that could compromise the abilities of the Icahn nominees to serve in the best interests of all shareholders.  We remain open to welcoming new directors to our Board, but the quality of Board members is paramount, and we simply do not believe that Icahn’s nominees are as qualified to serve on the Forest Board as our current directors.  The bottom line is that they are either conflicted due to arrangements with Mr. Icahn, or simply lack the same level of experience launching new products when compared to our Board.

PLEASE VOTE THE WHITE CARD TO SUPPORT FOREST’S HIGHLY QUALIFIED NOMINEES

Your Board unanimously recommends that you vote for all ten of our highly qualified director nominees on the WHITE proxy card.  Your vote is very important, no matter how many shares you own.  You may vote by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. Your Board also urges you to discard any GOLD proxy card sent to you by Icahn or his affiliates.  Any later vote using Icahn’s GOLD proxy card, even to withhold votes from Icahn’s nominees, can cancel a previous WHITE proxy submitted by shareholders voting “FOR” Forest Board’s nominees. If you have already voted using an Icahn GOLD proxy card, you have every right to change your vote by executing and returning the enclosed WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of our Company.

Sincerely,

/s/

Howard Solomon
Chairman of the Board and Chief Executive Officer

/s/

Kenneth E. Goodman
Presiding Independent Director

Forward-Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2012 Annual Meeting. Forest Laboratories has filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.    Copies are also available at no charge at Forest Laboratories' website at www.frx.com  or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

This document contains quotes and excerpts from certain previously published material.  Unless otherwise indicated, consent of the author and publication has not been obtained to use the material as proxy soliciting material.

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